3: Flag International Equity 10f3
Flag International Equity 10f3 Transactions         (Caption>
	Security Purchased    	Security Purchased    	Security Purchased
Issuer	Buhrmann	Regus	Deutsche Post AG, Bonn
Underwriters	Dresdner Bank, Merrill, DBAB, ABN Amro, Fortis	DBAB, Merrill Lynch, Morgan Stanley & Co. Ltd.	DBAB, UBS Warburg, Commerzbank, CSFB, Merrill, MSDW
Years of continuous operation, including predecessors	>3 years	>3 years	>3 years
Security	BUH	RGU	DPO
Is the affiliate a manager or co-manager of offering?	yes	co-lead	regional co-lead
Name of underwriter or dealer from which purchased	Merrill	n/a	n/a
Firm commitment underwriting?	yes	yes	yes
Trade date/Date of Offering	3/27/2001	10/17/2000	11/20/2000
Total amount of offering sold to QIBs	-	$ 507,604,992.39	$ 4,973,757,025.16
Total amount of any concurrent public offering	$ 536,250,007.15	-	-
Total	$ 536,250,007.15	$ 507,604,992.39	$ 4,973,757,025.16
Public offering price	$ 22.34	$ 3.77	$ 17.88
Sale Price / 1st Day Close	$ 24.05 (1st Day Close) +7.6%	n/a	n/a
Realized gain/loss on sale	$ -	n/a	n/a
Unrealized gain/loss as of 3/31	$ 1,105,664 $25.81/share (+15.5%)	n/a	n/a
Price paid if other than public offering price	same	n/a	n/a
Underwriting spread or commission	$0.37 (1.65%)	$ 0.11 (3%)	$0.17 (0.096%)
Shares purchased	318,360	n/a	n/a
Amount of purchase	$ 7,113,356	n/a	n/a
% of offering purchased by fund	1.33%	n/a	n/a
% of offering purchased by associated funds	0.09%	n/a	n/a
Total (must be less than 25%)	1.42%	n/a	n/a